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For Immediate Release                          For Further Information Contact:
                                                    Julie Still (831) 439-2276
                                               Julie_a_still@notes.seagate.com
                                                   Woody Monroy (831) 439-2838
                                                Woody_monroy@notes.seagate.com


             SEAGATE AND RODIME ENTER INTO SETTLEMENT AGREEMENT
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SCOTTS VALLEY, CA -- January 26, 2000 - Seagate Technology, Inc. (NYSE:SEG)
today announced that the Company has agreed to settle with Rodime PLC regarding a patent infringement complaint relating to certain discontinued 3.5-inch drives filed by Rodime against Seagate on November 18, 1992. Pursuant to the agreement, Seagate shall be released from all patent and tort claims in exchange for a payment of $45 million.

Stephen Luczo, Seagate's president and CEO, stated "We maintain the position that Seagate had meritorious defenses to Rodime's claim. However, given the uncertainty associated with leaving such a technically complex matter in the hands of a jury with no expertise in disc drive technology, Seagate has compromised this claim to mitigate this uncertainty."

A charge associated with this settlement will be reflected in Seagate's Form 10-Q for the quarter ended December 31, 1999.

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Seagate Technology, Inc. (NYSE:SEG) is a leading provider of technology and
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is committed to providing best-in-class products to help people get information when, where and how they want it. Seagate is the world's largest manufacturer of disc drives, magnetic discs and read-write heads, an innovator in tape drives, and a leading developer of Business Intelligence software. Seagate can be found
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